Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the (i) Post-Effective Amendment No. 1 to the Registration Statement (No. 333-267315); (ii) Post-Effective Amendment No. 2 to the Registration Statement (No. 333-264129); (iii) Post-Effective Amendment No. 3 to the Registration Statement (No. 333-258712); and (iv) Post-Effective Amendment No. 3 to the Registration Statement (No. 333-261318) of Ginkgo Bioworks Holdings, Inc. of our reports dated February 28, 2022 and June 23, 2021, relating to the consolidated financial statements of Allonnia, LLC, appearing in the related Prospectus, which is part of each Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 18, 2022